Exhibit 99.1
For Immediate Release: November 12, 2010
For More Information, Contact:
Duane C. Montopoli, President and Chief Executive Officer
Phone: 603-913-2300
Fax: 603-913-2305
Pennichuck Corporation Agrees to be Acquired by City of Nashua
$29.00 per share all-cash deal subject to a number of contingencies
MERRIMACK, NH (November 12, 2010) – Pennichuck Corporation (NASDAQ: PNNW) today announced that it has entered into a definitive merger agreement (“Merger Agreement”) with the City of Nashua, New Hampshire (“City”) pursuant to which the City will, subject to a number of conditions precedent and contingencies, purchase all of the outstanding common stock and common stock equivalents of the Company for $29.00 per share, or approximately $138 million, in cash. After taking into account the Company’s outstanding debt, the transaction represents a total enterprise value of approximately $200 million.
While the Merger Agreement was executed and made effective on November 11, 2010, under New Hampshire law an affirmative vote of not less than two-thirds of the City’s Board of Aldermen within the time period set by law (as explained below) is required to approve and ratify the Merger Agreement and the related financing. Accordingly, unless and until such a timely positive vote is obtained, the Merger Agreement is not binding on the City in any respect.
Consummation of the transaction is also subject to advance approval by the New Hampshire Public Utilities Commission (“NHPUC”) pursuant to New Hampshire law, including the state’s utility municipalization statute RSA 38 and special 2007 legislation relating to the City’s right to purchase and hold the Company’s common stock. The Company cannot predict how or when the NHPUC will rule on the transaction. However, the Company believes the review process, which is expected to include notice to interested parties, public hearings, discovery and testimony by the City, the Company and other interested parties, may extend into the second half of calendar 2011. The City’s obligation to complete the transaction is subject to there being no approval conditions imposed by the NHPUC that would materially adversely affect the City’s expected economic benefits from the transaction.

The Company and the City intend that this transaction be in full settlement of their eminent domain dispute and the related proceeding currently before the NHPUC pursuant to which the City has been attempting to take by condemnation (i.e., eminent domain) the operating assets of the Company’s Pennichuck Water Works, Inc. regulated utility subsidiary (“PWW”). Under New Hampshire statute RSA 38:13, in the case of a condemnation taking or an agreed sale under threat of condemnation, “the final determination of the price to be paid” triggers a 90-day period within which the municipality must decide by vote of its governing body if it wants to consummate the acquisition. It is the Company’s contention that with respect to events occurring prior to the November 11, 2010 effective date of the Merger Agreement, including the March 2010 decision of the New Hampshire Supreme Court affirming the order of the NHPUC, there was no final determination of the price and, therefore, the 90-day period was not triggered. If this is ultimately determined to be incorrect, the Company and the City may be precluded, by operation of state law, from entering into a consensual settlement agreement for a period of two years and then only after obtaining a new majority public vote. For more information on this topic, see the Company’s press releases issued on June 2 and July 1, 2010, the related Form 8-K filings with the U.S. Securities and Exchange Commission (the “SEC”), and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, also filed with the SEC.
The Company believes that the November 11, 2010 effective date of the Merger Agreement first established the required final determination of price and has now triggered the commencement of the 90-day period. Accordingly, pursuant to the terms of the Merger Agreement, the City has agreed that, after public hearings are held and within this 90-day period, its Board of Aldermen will meet to take a vote pursuant to RSA 38:13. As previously explained, an affirmative vote of not less than two-thirds of the City’s Aldermanic Board is required to approve and ratify the Merger Agreement, as well as the related financing. By operation of law, until and unless such a positive vote is obtained, the Merger Agreement is not binding on the City in any respect. If the City’s Aldermanic Board does not vote in favor of the Merger Agreement, the Company will have no recourse against the City under the terms of the Merger Agreement, except that the pending eminent domain proceeding would then be terminated. The Company does not intend to file its proxy statement relating to the proposed merger unless the City’s Aldermanic Board votes in favor of the Merger Agreement.
Pursuant to the terms of the Merger Agreement, the Company may continue paying regular quarterly dividends until the closing date at a rate no greater than the current annualized rate of $0.74 per common share. The Company has suspended, however, its dividend reinvestment plan. Separately, PWW and the Company’s Pittsfield Aqueduct Company, Inc. regulated utility subsidiary will continue their currently active rate relief cases before the NHPUC.
Closing of this transaction is also subject to (i) approval by the holders of not less than two-thirds of the outstanding shares of the Company’s common stock, and (ii) Nashua’s ability to obtain appropriate financing after all conditions precedent (including those specified above and other customary closing conditions) have been met. While the City’s financing structure is subject to change by the City, the Company currently expects that the City will finance the acquisition by issuing general obligation bonds, the interest on which will be taxable under federal and state law.

Commenting on the acquisition transaction, Duane C. Montopoli, Pennichuck’s President and Chief Executive, said, “While we believe the NHPUC got the 2008 valuation of PWW’s assets and the amount of the mitigation reserve about right, this stock sale will enable our shareholders to avoid double-taxation and the City will acquire more assets at a lower total cost than would apply in a condemnation taking. Consequently, this is a true win-win outcome for both the Company’s shareholders and the citizens of Nashua.”
He added, “I am also particularly pleased that we have been able to resolve this dispute in a manner that will allow our workforce to continue providing exceptional service to the customers and communities we serve.”
Also commenting on this development, Dr. John R. Kreick, Pennichuck’s Chairman, said, “While more remains to be done, reaching this agreement with the City of Nashua is a significant event. I would like to congratulate the teams from the City and the Company who have accomplished this task. I would especially like to thank the Pennichuck employees, who have continued to reliably provide safe water for our customers, despite the uncertainty created by the eminent domain procedures. Job well done and keep up the good work.”
While the Company and the City are committed to completing this transaction as quickly as possible, it is not possible to predict whether all the approvals, contingencies and other conditions precedent to closing will be obtained, resolved or satisfied, as applicable, and therefore if and when the transaction will close. The Company and the City have concurrently entered into a Settlement Agreement which ensures that the current eminent domain proceeding brought by the City against the Company will be terminated even if the proposed acquisition ultimately is not completed.
Advising the Company on this matter are Boenning & Scattergood, Inc., McLane, Graf, Raulerson & Middleton P.A., and Nutter, McClennen & Fish LLP.
About Pennichuck Corporation
Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.
Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.” Upon completion of the transaction, Pennichuck’s common stock will cease to be publicly traded. The Company’s website is at www.pennichuck.com.

Forward-Looking Statements
This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, a future judicial or regulatory determination that events prior to the November 11, 2010 effective date of our merger agreement with the city of Nashua constituted a final determination of the price to be paid under RSA 38:13 and triggered the statutory 90-day period within which Nashua was required to decide whether to take, by eminent domain, the assets of our Pennichuck Water Works, Inc. subsidiary; the expiration of said 90-day period without Nashua having made any such decision; the outcome of requests for rate relief from the NHPUC from time to time; the implications of the New Hampshire Supreme Court’s March 25, 2010 decision affirming the eminent domain order of the NHPUC in favor of the City of Nashua; the impact of an eminent domain taking by Nashua on business operations and net assets; legislation and/or regulation and accounting factors affecting Pennichuck Corporation’s financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation’s annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation’s forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.
Additional Information and Where to Find It
Pennichuck Corporation plans to file with the U.S. Securities and Exchange Commission and mail to its shareholders a proxy statement in connection with the transaction (the “Proxy Statement”). The Proxy Statement will contain important information about Pennichuck Corporation, the proposed acquisition by the City of Nashua and related matters. EXISTING AND PROSPECTIVE PENNICHUCK CORPORATION SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Pennichuck Corporation security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Pennichuck Corporation through the web site maintained by the SEC at www.sec.gov. In addition, documents filed by Pennichuck Corporation with the SEC, including filings that will be incorporated by reference in the Proxy Statement, can be obtained, without charge, upon written request addressed to Roland E. Olivier, Secretary, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054.

Participants in the Solicitation
Pennichuck Corporation, its directors, executive officers and other members of management, and the City of Nashua and its officials and employees may be deemed to be participants in the solicitation of proxies in respect of the acquisition contemplated by the merger agreement. Information regarding Pennichuck Corporation’s directors and executive officers is contained in Pennichuck Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 4, 2010, and its proxy statement for its 2010 annual meeting, as filed with the SEC on March 26, 2010. Information about the City and its officials can be found at http://www.gonashua.com. Additional information regarding the interests of those participants may be obtained by reading the Proxy Statement regarding the proposed transaction when it becomes available. EXISTING AND PROSPECTIVE SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING AN INVESTMENT DECISION WITH RESPECT TO PENNICHUCK CORPORATION SECURITIES.